Exhibit 5.2

345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

February 8, 2010
China Ceramics Co., Ltd. c/o Jinjiang Hengda Ceramics Co., Ltd. Junbing Industrial Zone Anhai, Jinjiang City Fujian Province, PRC

Ladies and Gentlemen:

We have acted as counsel to China Ceramics Co., Ltd., a British Virgin Islands company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for (i) the resale by the selling stockholders listed therein of up to 16,529,083 ordinary shares of the Company, no par value (“Ordinary Shares”), held by certain of the Company’s founding shareholders, Mr. Wong Kung Tok, Surmount Investments Group Limited, Top Plenty International Limited, Park Rise Holdings Limited, Aquila Capital (Asia) Ltd., and Dorset Management Corporation, and (ii) the issuance of 15,550,000 Ordinary Shares underlying warrants, each warrant to purchase one Ordinary Share (the “Warrants”) issued pursuant to a Warrant Agreement dated November 21, 2007 by and between the Company and Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agreement”), including (a) 2,750,000 Ordinary Shares underlying Warrants being registered for resale issued to certain of the Company’s founding shareholders, and (b) 12,800,000 Ordinary Shares underlying Warrants being registered for resale issued to the Company’s public stockholders in its initial public offering

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. In examining executed documents, we have assumed that the parties thereto had the corporate or other power to enter into and perform all obligations thereunder; the due authorization, by all corporate or other requisite action, of the execution and delivery by such parties of such documents; and the validity and binding effect thereof on such parties. We have also assumed the extension of consideration.

Because the Warrant Agreement is governed by New York law, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any other law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

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Based upon the foregoing, we are of the opinion that each of the Warrants constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

We are opining as to the Warrants constituting legal obligations of the Company solely with respect to the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ LOEB & LOEB LLP